EXHIBIT 99.1

Inuvo, Inc. 2026 Shareholder Update January 28, 2026

Operator Comments:

Good afternoon, and welcome to Inuvo’s 2026 Shareholder Update Conference Call. Today’s conference is being recorded. Ms. Katie Cooper of Inuvo, please go ahead.

Katie Cooper (Inuvo Investor Relations) Remarks:

I’d like to thank everyone for joining us today for the Inuvo 2026 shareholder update call. Today, Inuvo's Chief Executive Officer, Rob Buchner, will be your presenter on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts, are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement.

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

With that, I’ll now turn the call over to CEO, Rob Buchner.

Rob Buchner (CEO):

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Inuvo, Inc. 2026 Shareholder Update January 28, 2026

Opening Remarks

Thank you, Katie, and good afternoon, everyone.

First, I want to express my appreciation to the Board for their confidence in me as I assume the Chairman and CEO duties. I am honored to lead Inuvo through this exciting time in the company’s evolution. I am also deeply grateful to Rich Howe; his invitation to join the board as an independent advisor a year ago provided the perfect vantage point for this transition.

Under Rich’s leadership, Inuvo was remarkably prescient. Years before marketers knew AI’s far-reaching impact, this team anticipated the market shift toward privacy and developed a proprietary large language model for audience discovery and digital media activation. He leaves behind a high-caliber team of data scientists and strategists, and a roster of clients that includes some of the world’s leading tech, automotive, travel, and healthcare brands.

My past year with Inuvo has been instructive. My time on the board allowed me to bring my decades of brand marketing experience to the table while independently studying the marketplace and influencing our product roadmap—unencumbered by daily operations. When I assumed the COO position last October, it was with a singular focus: to reset our go-to-market plans and sharpen our long-range strategy. Today, I step into the Chairman & CEO roles ready to execute that vision.

State of Product Line

Critically, I’m taking the helm at a decisive turning point for our company and our industry at large.

Within Platforms, where our customers are among the largest AdTech companies in the world, we deliver advertising clicks to these customers and the advertisers they serve by placing ads across content within a vast network of websites we own and operate. This market has been rapidly evolving with the advent of new technologies.

Where historically, consumer intent could be captured in a single, explicit moment, such as an online search, now that intent has become increasingly distributed based on how people discover and consume information.

As these consumer behaviors have become more distributed, the ability to assess the quality of consumer intent has deteriorated. At the same time, the industry has experienced an increase in technologies, often nefarious, that has allowed lower-quality traffic to masquerade as legitimate, high-intent consumer demand. This is what occurred within the overall network of our largest Platform client in Q4 and consequently, it was not isolated uniquely to our platform; it was a much broader market shift that has required stronger quality controls across the ecosystem itself.

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Inuvo, Inc. 2026 Shareholder Update January 28, 2026

Our response was deliberate. As we discussed on our Q3 call, we built Ranger, an AI compliance system to not only enforce standards, but to reveal quality differences that had previously been difficult to detect at scale. Ranger was an important component in our ability to detect and take action against entities masquerading as legitimate providers of quality advertising clicks.

The scale of these bad actors and the technological sophistication being used demanded that we intentionally slow growth so we could have clearer visibility and insight into traffic quality. We signaled this on our Q3 earnings conference call, however, we had not anticipated the impact to be so significant, nor did we expect the impact to extend through fourth quarter and into January. As a result, we saw a pullback on the topline and now expect full year 2025 revenue to be approximately $86 million.

We value the benefits of a long, trusting relationship with our largest platform partner.  Protecting the quality of the ad experience and consistently delivering high converting clicks their clients rely upon remains our number one responsibility. We responded promptly once this came to our attention. We are taking thoughtful, firm action against those responsible.

We believe we are past the worst of it. More importantly, we have ample reason to believe that revenue will recover as we progress through the months ahead. We also believe we have adequate cash to sustain us until it does, due to proceeds we received from our new $3.3million convertible note and the expected recoveries related to the class action lawsuit we referenced on the third quarter earnings call.

At this moment, we are confident that we are generating growth from a much stronger foundation, positioning the Platform business for durable, defensible growth.

This process has made one thing clear: The highly variable and changing Platforms product line, while capable of scaling rapidly, also brings a degree of volatility to our topline.

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Inuvo, Inc. 2026 Shareholder Update January 28, 2026

This incident has reinforced the importance of channeling more of our focus and investment toward Intentkey, where our proprietary technology gives us a significantly more decisive and sustainable competitive advantage.

Strategy

Since joining Inuvo as COO, I have led a rigorous plan to accelerate IntentKey’s market penetration.  The restructuring and recalibrating of our sales organization towards upstream, brand-direct relationships and the expansion of our self-serve capabilities is fully underway and beginning to pay dividends. We are seeing traction in terms of increased client retention and expansion, as well as high-velocity deal flow, and I’m pleased to say that we entered 2026 with our strongest sales pipeline to date.

I look forward to sharing some of our progress in more detail on our 2025 year-end conference call.

This shift in our go-to-market strategy is already proving a fundamental thesis: when we apply specialized deal teams to high-potential categories, we generate outsized returns. But the broader opportunity lies in how we have positioned Inuvo for the Agentic Era.

The Great Decoupling: Identity vs. Intent

The traditional AdTech landscape is facing a terminal identity crisis. Between tightening regulations, browser-level blocking of identifiers (Safari), and the rise of generative search, the 'open web' as we know it is undergoing rapid and sweeping change. Traditional AdTechs who have almost universally relied on tracking individuals and using their personal data as targeting signals are now being locked out. The days of tracking people around the internet is coming to an end.

Inuvo is different. We model content consumption, not people.

IntentKey’s large-language model is built on a deep, contextual understanding of content, consumption patterns, and real-time trends like sentiment. Because we do not require user identification, we are immune to the privacy headwinds that are currently devaluing our competitors.

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Inuvo, Inc. 2026 Shareholder Update January 28, 2026

Contextual Audience Modeling: Beyond the URL

We don't just categorize a web page; we decode the 'Why' behind the visit. Because:

IntentKey understands which geographies are pivoting toward specific concepts in real-time.
IntentKey identifies trending behaviors before they become mainstream.
IntentKey evaluates page-level relevance to bid intelligently while legacy systems are flying blind without a cookie.

The Intelligence Layer for Autonomous Systems within Programmatic Advertising

It is my view that the most significant upside opportunity for Inuvo is the exponential scale that could come from integrations. As business moves toward agentic systems—where AI agents make decisions on behalf of users and brands—they will increasingly require generative intelligence, that informs their actions.

IntentKey does just that. And because we can integrate into legacy and emerging buying systems more efficiently than other targeting processes, we have an opportunity to harness exponential growth through integration in ways traditional competitors cannot. We have a commanding lead with a barrier to entry for building large-language-based AI that will be difficult for our competitors to match.

For these reasons, I believe Inuvo’s content-driven intelligence has the opportunity to become the primary way to navigate and thrive in the evolving digital landscape. Inuvo will be known not just as another AI ad platform, but as the intent intelligence engine that powers better planning, media mix decisions, and activation across programmatic channels including Connected TV.

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Inuvo, Inc. 2026 Shareholder Update January 28, 2026

Strategic Pillars

Inuvo has the technology, early proof, and the right team. Under this new structure, our job is simple: scale what’s working, remove friction for clients, and turn intent intelligence into a durable, compounding business. To that end, I am focused on 4 strategic pillars as I take the reigns as CEO:

1)	GTM Focus–We will continue to focus on higher-margin, upstream, strategic, and brand-direct engagements.
2)	Raising IntentKey’s Industry Profile so we can more effectively translate our compelling, industry-leading value proposition into sustainable, high-retention revenue and profit.
3)	Continued product innovation and thought leadership.
4)	Shift towards higher margin, growth vectors that can drive profitability and long-term resilience.

There is power in focus. Chasing broad-stroke revenue leads only to incremental gains. To achieve exponential impact, we must be surgical. We are formalizing deal teams around high-stakes sectors where privacy compliance is a requirement, not an option. In time, we aim to move away from being service-reliant to becoming a high-margin, technology-first platform. I look forward to expanding more on these thoughts on our 2025 year-end conference call.

Change Leadership

Execution on these strategic pillars requires a leadership team that can bridge the gap between ad-tech, AI, and enterprise data strategies.

There is a plan to maintain momentum in go-to-market. I’m bringing in an executive-in-residence, reporting to me, who is a high-caliber, proven expert. He will help transform the organization and continue to drive forward the changes I have started. This individual is a seasoned operator with a deep pedigree in data architecture and enterprise technology partnerships. My immediate priorities for him are:

First: Strategic Growth Acceleration: His proven track record and industry connections make him an ideal resource to help develop and begin to execute on a growth roadmap. One that builds capability and reach through alliances, deal-making, and other means necessary to drive Inuvo up the value chain and expand our market reach.
Second: Building an Enterprise-Grade Sales Force: Continuing the work I started, he will be instrumental in recruiting Sales Directors specifically trained to navigate complex, brand-direct commercial deals.
And Third: Expanding the Product Roadmap: Working alongside our product teams, he will help identify and monetize applications for IntentKey beyond our core media business.

By bringing in this level of expertise, I am ensuring that the operational imperatives I identified during my tenure are being further developed by a leader who understands the 'big data' play and that we are minimizing disruption during this period of transition.

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Inuvo, Inc. 2026 Shareholder Update January 28, 2026

Closing Remarks

Looking ahead, I’m incredibly optimistic about Inuvo’s future.

Although we face near-term challenges, I'm taking important steps required to stabilize our business, so we’re poised to capture significant demand ahead.

More importantly, Inuvo is future-ready. We have a proven, proprietary technology that is performing for world-class brands and is well-positioned in an intensely competitive arena. We have exceptional technology, a dynamic team, and an established track record of integrity-first AdTech development.

Our mandate is clear: Become the preeminent adtech for evolved marketers who require privacy-first intent as it forms. We must seize the opportunity of seismic, agentic shifts hitting the digital media industry. It is my aim to translate this vision into a durable, compounding business.

I look forward to updating you on our progress on our year-end earnings call.

Thank you.

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